EXHIBIT 10.6

EXCLUSIVE SONGWRITER AGREEMENT

THIS EXCLUSIVE SONGWRITER AGREEMENT (the “Agreement”) is made and entered into this 16th day of June, 2012 by and between Astika Music Entertainment, Inc., whose address is 7000 W. Palmetto Park Road, Suite 409, Boca Raton, Florida 33433 (“Publisher”), and Eugene B. Settler whose address is 4605 S. Ocean Blvd., Apt. 4-C, Highland Beach, Florida 33487 (“Writer”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties do hereby agree as follows:

1.        Employment.  Publisher hereby employs Writer to render his services as a songwriter and composer and otherwise as may be hereinafter set forth. Writer hereby accepts such employment and agrees to render such services exclusively for Publisher during the term hereof, upon the terms and conditions set forth herein.

2.        Term. The term of this Agreement shall commence upon the date hereof and shall continue until June 16, 2017.

3.        Grant of Rights. Writer hereby irrevocably and absolutely assigns, transfers, sets over, and grants to Publisher, its successors, and assigns each and every and all rights and interests of every kind, nature and description in and to the results and proceeds of Writer’s services hereunder on or after the date of this Agreement, including, but not limited to the titles, words, and music of any and all original arrangements of musical compositions in the public domain in any and all licenses relating thereto, together with all worldwide copyrights and renewals and extensions thereof, which musical works have been written, composed, created, or conceived, in whole or in part, by Writer alone or in collaboration with another or others, and which are now owned or controlled, directly or indirectly, by Writer, alone or with others, or as the employer or transferee, directly or indirectly, of the writers or composition, and all worldwide copyrights and renewals and extensions thereof, all of which Writer does hereby represent are and shall at all times be Publisher’s sole and exclusive property as the owner thereof free from any adverse claims or rights therein by any other person, firm or corporation. Attached hereto as Exhibit A is a list of musical compositions written and made a part of this Agreement, which are subject to the grant of rights hereunder to Publisher.

Writer acknowledges that, included within the rights and interests hereinabove referred to, but without limiting the generality of the foregoing, is Writer’s irrevocable grant to Publisher, its successors, licensees, sublicensees and assigns, of the sole and exclusive right, license, privilege, and authority throughout the entire world with respect to the said original musical compositions and original arrangements of compositions under the public domain, whether now in existence or hereafter created during the term hereof as follows:

(a)           To perform said musical compositions publicly, whether for profit or otherwise, by means of public or private performance, radio broadcasting, television, or any and all means, whether now known or which may hereafter come into existence;

(b)           To substitute a new title or titles for said compositions or any of them and to make any arrangement, adaptation, translation, dramatization or transportation of said compositions or any of them, in whole or part, and in connection with any other literary, musical or dramatic material, and to add new lyrics to the music of any said compositions or new music to the lyrics of any of said compositions, all as Publisher may deem expedient or desirable; provided, however, anything to the contrary not withstanding, nothing contained herein shall be construed to allow Publisher to make any changes in Writer's recorded performances. In the event Publisher is directly involved in the printing of sheet music containing Writer’s musical compositions Publisher agrees to make all reasonable effort to produce a reproduction of Writer’s original recording of such composition as accurately as possible;

(c)           To secure copyright registration and protection of said compositions in Publisher’s name or otherwise as Publisher may desire at Publisher’s own cost and expense and at Publisher’s election, including any and all renewals and extensions of copyrights, and to have and hold said copyrights, renewals, extensions and all rights of whatsoever nature thereunder existing, for and during the full term of all said copyrights and all renewals and extensions thereof;

(d)           To make or cause to be made, and to license others to make, master records, transcriptions, sound tracks, pressings, and any other mechanical, electrical or other productions of said compositions, in whole or part, in such form or manner and as frequently as Publisher’s sole and uncontrolled discretion shall determine, including the right to synchronize the same with sound motion pictures, and the right to manufacture, advertise, license or sell such reproductions for any and all purposes, including, without limitation, private performances and public performances, radio broadcasts, television, sound motion pictures, wired radio or cable television, phonograph records and any and all other means or devices whether now known or which may hereafter come into existence;

(e)           To print, publish and sell, and to license others to print, publish and sell, sheet music, orchestrations, arrangements and other editions of the said compositions in all forms, including, without limitation, the inclusion of any or all of said compositions in song folios, song books, mixed or lyric magazines with or without music; and

(f)           Any and all other rights of every and any nature now or hereafter existing under any by virtue of any common law rights and copyrights and renewals and extensions thereof in any and all such compositions. Writer grants Publisher, without any compensation other than specified herein, the perpetual right to use and publish and to permit others to use and publish Writer's name (including any professional name heretofore or hereafter adopted by Writer), Writer’s photograph or any other likeness, which shall be approved by Writer’s logos and trademarks whether now in existence or created during the term hereof and biographical material concerning Writer, and the titles of any and all of the compositions hereunder, in connection with the printing, sale, advertising, performance, distribution and other exploitation of the compositions hereunder, and for any other purpose related to the music business of Publisher, its affiliated and related companies, or the refrain therefrom. This right shall be exclusive during the term hereof and nonexclusive thereafter. Writer grants Publisher the right to refer to Writer as Publisher’s “Exclusive Songwriter and Composer” or any other similar appropriate appellation, during the term hereof.

4.           Warranties, Representations, Covenants and Agreements.  Writer hereby warrants, represents, covenants and agrees as follows: Writer had the full right, power and authority to enter into and perform this Agreement and to grant to and vest in Publisher all the rights herein set forth, free and clear of any and all claims, rights and obligations whatsoever; all of the compositions and all other results and proceeds of the services of the Writer hereunder, including all the titles, lyrics and music of the musical compositions, and each and every part therefor, delivered and to be delivered by Writer hereunder are and shall be new and original and capable of copyright protections throughout the entire world; no musical composition hereunder nor any part thereof shall be an imitation or copy of, or shall infringe upon any other material of, shall violate or infringe upon any common law or statutory rights of any part including without limitation, contractual rights and copyrights and rights of privacy, and Writer has not sold, assigned, leased, licensed or in any way disposed of or encumbered any composition or rights herein granted to Publisher, nor shall Writer sell, assign, lease, license or in any other way dispose of or encumber any of the compositions or said rights.

5.            Power of Attorney.  Writer does hereby irrevocably constitute, authorize, empower and appoint Publisher, or any of its officers, Writer’s true and lawful attorney (with full power of substitution and delegation), in Writer’s name, and in Writer’s place and stead, or in Publisher’s name, and to take and do such action, and to make, sign, execute, acknowledge and deliver all instruments or document, which Publisher, or its successors, assigns and licenses, all of the rights or interests granted by Writer hereunder, including, without limitation, such documents as Publisher may deem desirable or necessary to secure to Publisher, or its successors, assigns and licensees, the worldwide copyrights for all compositions hereunder for the entire term of copyright and for any and all renewals and extensions.

6.            Compensation.  Provided the Writer shall faithfully and completely perform the terms, covenants and conditions of this Agreement, Publisher hereby agrees to pay Writer for the services to be rendered by Writer under this Agreement, and for the rights acquired hereunder, the following compensation based on the musical compositions which are the subject hereof:

(a)           Ten percent (10%) of the wholesale selling price per copy for each piano copy and dance orchestration printed, published and sold in the United States and Canada by Publisher, or its licensees, for which payment has been received by Publisher, after deduction of retums.

(b)           Twelve and one-half (12 1/2%) of the wholesale selling price upon each printed copy of each other arrangement and edition printed, published and sold in the United States and Canada by Publisher or its licensees, for which payment has been received by Publisher, after the deduction of returns, except that in the event that any compositions shall be used or caused to be used, in whole or part, in conjunction with one or more musical composition in a folio, album or any other publication. Writer shall be entitled to receive that proportion of said twelve and one-half percent (12 1/2%), which the subject compositions shall bear to the total number of musical compositions contained in each folio, album, or publication.

(c)           Fifty percent (50%) of any and all net sums actually received (less any costs for collection) by Publisher in the United States or Canada from the exploitation in the United States or Canada by the licensees of Publisher of mechanical rights, electrical transcription and reproduction rights, motion picture and television synchronization rights and all other rights (excepting printing rights and public performing rights) therein, whether or not such licensees are affiliated with, owned in whole or part by, or controlled by Publisher.

(d)           Writer shall receive his public performance royalties throughout the world directly from the performing rights society to which he is affiliated (i.e., American Society of Composers, Authors and Publishers, Broadcast Music Inc.) and shall have no claim whatsoever against Publisher for any royalties received by Publisher from any performing rights society which makes payments directly or indirectly (other than through the Publisher) to writers, authors and composers.

(e)           Fifty percent (50%) of any and all net sums, after deduction of foreign taxes, actually received (less any costs for collection) by Publisher in countries outside the United States and Canada from sales, licenses and other uses of the subject musical compositions in countries outside the United States and Canada (other than public performance royalties as herein mentioned in subsection (d) above) from collection agents, licensees, subpublishers or others, whether or not same are affiliated with, owned in whole or part by, or controlled by Publisher.

(f)           Publisher shall not be required to pay any royalties on professional or complimentary copies or any copies musical derivatives which are distributed gratuitously to performing artists, orchestra leaders and disc jockeys or for advertising, promotional or exploitation purposes. Furthermore, no royalties shall be payable to Writer of consigned copies unless paid for, and not until such time as an accounting therefor can be properly made.

(g)           Royalties as hereinabove specified shall be payable solely to Writer in instances where Writer is the sole author of the entire composition, including the words and music thereof. However, in the event that one or more other songwriters are authors together with Writer on any composition (including songwriters employed by Publisher to add, change, or translate the words or to revise or change the music), the foregoing royalties shall be divided equally between Writer and the other songwriters unless another division of royalties is agreed upon in writing between the parties concerned and such written agreement is submitted to Publisher prior to payment.

(h)           Except as herein expressly provided, no other royalties or monies shall be paid to Writer.

7.            Accounting.  Publisher shall compute the total composite royalties earned by Writer pursuant to this Agreement and pursuant to any other agreement between Writer and Publisher, whether now in existence or entered into at any time subsequent hereto, on or before September 30th for the semi-annual period ending the preceding June 30th, and on or before March 31st for the semi-annual period ending the preceding December 31st, and shall thereupon submit to Writer the royalty statement for each period together with the net amount of such royalties, if any, as shall be payable after deducting any and all unrecouped advances and chargeable costs under this Agreement or any other agreement between Writer and Publisher. Upon the submission of each statement, Publisher shall have the right to retain, with respect to print sales as a reserve against subsequent charges, credits or returns, such portion of payable royalties as shall be necessary and appropriate in its best business judgment. All statements rendered by Publisher to Writer shall be binding upon Writer and not subject to any objection by Writer for any reason unless specific written objection, stating the basis thereof, is submitted by Writer to Publisher within one (1) year from the date rendered. Writer or a certified public accountant in his behalf may, at Writer’s expense, and at reasonable intervals, examine Publisher’s books relating to activities during the accounting period for said statement.

8.           Actions. Publisher may take such action as it deems necessary, either in Writer’s name or in its own name, against any person to protect all rights and interests acquired by Publisher hereunder.  Writer will, at Publisher’s request, cooperate fully with Publisher in any controversy which may arise or litigation which may be brought concerning Publisher’s rights and interests obtained hereunder. Publisher shall have the right to, in its absolute discretion, to employ attorneys and to institute or defend any action or proceeding and to take any other proper steps to protect the right, title and interest of Publisher in and to each musical composition hereunder and every portion thereof and in that connection, to settle, compromise or in any other manner dispose of any matter, claim, action or proceeding and to satisfy any judgment that may be rendered, in action brought by Publisher against any alleged infringer of any musical composition shall be initiated and prosecuted as a result thereof after deduction of the expense of litigation, including but not limited to attorney’s fees and court cost, a sum equal to fifty percent (50%) of such net proceeds shall be paid to Writer.  Writer agrees to and does hereby indemnify, save and hold Publisher harmless from any and all loss connected with any claim by a third party which is inconsistent with any in this Agreement, and Writer agrees to reimburse Publisher, on demand, respect to any liability or claim to which the foregoing indemnity applies. Pending the determination of any such claim, Publisher may withhold payment of royalties or other monies hereunder.

9.           Collaboration and Separate Agreements.

(a)           Whenever Writer shall collaborate with any other person in the creation of any musical composition, and such musical composition shall be subject to the terms and conditions of this Agreement, and Writer warrants, represents and agrees that prior to the collaboration with any other person, such other person shall be advised of this exclusive agreement and advised that all such composition must be published and owned by Publisher.  In the event of such collaboration with any other person, Writer shall cause such other person to execute a separate songwriter’s agreement with respect thereto, which agreement shall set forth the division of the songwriter’s share of income between Writer and such other person, and Publisher shall make payment accordingly.

(b)           If Publisher so desires, Publisher may request Writer to execute a separate agreement in Publisher's customary form with respect to each musical composition hereunder. Upon such request, Writer shall promptly execute and deliver such separate agreement. Publisher shall have the right, pursuant to the terms and conditions hereof, to execute such separate agreement on behalf of the Writer hereunder.  Such separate agreement shall supplement and not supersede this Agreement. In the event of any conflict between the provisions of such separate agreement and this Agreement, the provisions of this Agreement shall govern. The failure of either of the parties hereto to execute such separate agreement, whether requested by Publisher or not, shall not affect the rights of Publisher to all the musical compositions written and composed by Writer.

10.           Writer’s Services.  Writer agrees to perform the services required hereunder conscientiously and solely and exclusively for and as requested by Publisher. Writer shall promptly and faithfully comply with all requirements and requests made by Publisher in connection with its business as set forth herein. Writer shall deliver a manuscript copy of each material composition hereunder immediately upon the completion or acquisition of such musical composition. Publisher shall use its reasonable efforts in its best business judgment to exploit all compositions hereunder, but Publisher’s failure to exploit any or all said compositions shall not be deemed a breach hereof.

11.           Unique Service. Writer acknowledges that the services rendered hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them a particular value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by the Writer of any of the provisions of this Agreement will cause Publisher great and irreparable injury and damage. Writer expressly agrees that Publisher shall be entitled to the remedies of injunction and other equitable relief to prevent a breach of this Agreement or any provision hereof which relief shall be in addition to any other remedies for damages or otherwise, which shall be available to the Publisher.

12.           Recoupments.  It is understood and acknowledged that any and all charges or advances against royalties under this Agreement may be recouped only from the royalties earned hereunder. No cross-collateralization exits between this Agreement and any other facet of the Writer's business or career.

13.           Right of Revision.  Notwithstanding anything contained herein to the contrary:

(a)           In respect of all rights herein granted Publisher in and to any and all musical compositions written by Writer that are not recorded and released as a commercial record prior to the termination of this Agreement, it is understood and agreed that all such rights shall revert to Writer automatically upon the termination of this Agreement.

(b)           In respect of any and all musical compositions which are released as a commercial record for sale to the public, it is understood and agreed that all such rights herein granted to Publisher shall terminate fifty (50) years from the date of creation as such date is shown on the copyright registration form and the copyright ownership shall revert to Writer and/or his/her heirs.

14.           Entire Agreement.  This Agreement supersedes any and all prior negotiations, discussions, understandings, and agreements between the parties hereto with respect to the subject matter hereof.  Each of the parties acknowledges and agrees that neither party has made any representations or promises in connection with this Agreement or the subject matter hereof not contained herein.

15.           Assignment.  Publisher shall have the right to assign this Agreement or any of its rights hereunder to any party. Writer does not have the right to assign this Agreement.

16.            Definitions.  For the purpose of this Agreement, the word “person” means and refers to any individual, corporation, partnership, association or any other organized group of persons, legal successors or representatives of the foregoing. Whenever the expressions, “the term of this Agreement” or “period hereof” or words of similar connotation are included herein, they shall be deemed to mean and refer to the initial term of this Agreement and any and all renewals, extensions, substitutions or replacements of this Agreement, whether expressly indicated or otherwise.

17.           Notices.  Any written notices which Publisher will desire to give Writer hereunder and all statements, royalties and other payments which shall be due to Writer hereunder shall be addressed to Writer at the address set forth on Page 1 hereof until Writer shall give Publisher written notice of a new address. All notices which Writer shall desire to give to Publisher hereunder shall be addressed to Publisher at the address set forth on Page 1 hereof until Publisher shall give Writer written notice of a new address.  All notices shall be delivered by hand, U.S. Mail Certified Mail Return Receipt Requested, postage prepaid, or FedEx or other overnight courier service and shall be deemed delivered on the next business day after being sent to such party.

18.           Modification, Waiver, Invalidity and Controlling Law. This Agreement may not be canceled, altered, modified, amended or waived, in whole or in part, in any way, except by instrument in writing signed by the party sought to be bound. The waiver by either party of any breach of this Agreement in anyone or more instances shall in no way be construed as a waiver of any subsequent breach of this Agreement (whether or not similar in nature). If any part of this Agreement shall be held to be void, invalid or unenforceable, it shall not affect the validity of the balance of this Agreement.  This Agreement shall be deemed to have been made in the State of Florida, and its validity, construction and effect shall be governed by the laws of the State of Florida applicable to an agreement wholly performed in such state. This Agreement shall not be binding upon Publisher until signed and executed by Writer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PUBLISHER:

ASTIKA MUSIC ENTERTAINMENT, INC.

By:  /s/  Eugene B. Settler
               Eugene B. Settler, President

WRITER:

By:  /s/   Eugene B. Settler
                Eugene B. Settler

EXHIBIT A

MUSICAL COMPOSITIONS

The following three musical compositions, which are as follows:

Indescribable Ecstasy

Rakhe Rakhan Har

Guru Ram Das Lullaby

A - 1